Exhibit 5.17

Stantec Consulting International LLC 1438 West Broadway Road Suite 101 Tempe AZ 85282 Tel: (480) 831-0310 Fax: (480) 831-0317

Stantec Mining
Consent

TO:	United States Securities and Exchange Commission
Re: Ivanhoe Mines Ltd. (“Ivanhoe”) Registration Statement on Form F-10.
1.	On June 4, 2010, Ivanhoe filed with Canadian regulatory authorities the technical report entitled “Ivanhoe Mines Ltd., Oyu Tolgoi Project Technical Report” dated June 4, 2010 (the “Technical Report”) prepared by AMEC Minproc and us for Ivanhoe, in respect of its Oyu Tolgoi Project in southern Mongolia;

2.	on May 21, 2010, Ivanhoe filed with Canadian regulatory authorities a Material Change Report of Ivanhoe, dated May 21, 2010 (the “MCR”), which contained extracts from and references to the Technical Report; and

3.	we have read the Short Form Prospectus (the “Prospectus”) and the U.S. Registration Statement on Form F-10 (the “Registration Statement”) of Ivanhoe, relating to a rights offering, dated December 16, 2010.
We do hereby consent to the use of our name in the MCR and to the incorporation by reference of the MCR into each of the Prospectus and Registration Statement.
Dated this 16th day of December, 2010.

/s/ R. Michael Gray

Stantec — Mining